MORGAN STANLEY
                             SPECTRUM SERIES







        October 2005
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.









                                    Issued: November 30, 2005

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
                   1991  1992  1993  1994  1995  1996  1997  1998  1999  2000   2001   2002  2003  2004   2005   RETURN     RETURN
FUND                 %     %     %     %     %     %     %     %     %     %      %      %     %     %      %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency.  --    --    --    --    --    --    --    --    --   11.7   11.1   12.2  12.4  (8.0) (17.7)   18.6       3.3
                                                                       (6 mos.)                        (10 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
Balanced..........  --    --    --   (1.7) 22.8  (3.6)  18.2  16.4  0.8   0.9   (0.3) (10.1)  6.2  (5.6)   0.8    47.3       3.6
                                   (2 mos.)                                                             (10 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select... 31.2 (14.4) 41.6  (5.1) 23.6   5.3    6.2  14.2 (7.6)  7.1    1.7   15.4   9.6  (4.7)  (8.8)  163.3       7.0
                 (5 mos.)                                                                               (10 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic  --    --    --    0.1  10.5  (3.5)   0.4   7.8 37.2 (33.1)  (0.6)   9.4  24.0   1.7  (11.5)   28.8       2.3
                                   (2 mos.)                                                             (10 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical  --    --    --   (2.2) 17.6  18.3    7.5  10.2 (7.5)  7.8   (7.2)  23.3  23.0   4.4   (9.3)  114.3       7.2
                                   (2 mos.)                                                             (10 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
OCTOBER 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of October 31, 2005 was as follows:

FUND                                   N.A.V.               % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $11.86                          0.62%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.73                          0.13%
--------------------------------------------------------------------------------
Spectrum Select                       $26.33                         -2.11%
--------------------------------------------------------------------------------
Spectrum Strategic                    $12.88                         -1.54%
--------------------------------------------------------------------------------
Spectrum Technical                    $21.43                         -2.39%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.


   Sincerely,


/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                  MONTH ENDED                     YTD ENDED
                               OCTOBER 31, 2005               OCTOBER 31, 2005
                               ------------------             ------------------
Australian dollar                    -0.44                          -2.10
British pound                         0.03                          -7.86
Euro                                 -0.96                          -1.70
Japanese yen                          4.17                           8.72
Swiss franc                          -0.30                           0.77
Minor currencies                     -1.56                         -11.81

    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Australian dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from short positions in the Japanese yen versus the U.S. dollar after the value of the Japanese yen declined to a 25-month low against the U.S. dollar as the potential for higher U.S. interest rates continued to bolster the value of the U.S. dollar against the yen. Also boosting the U.S. dollar was a rebound in the Philadelphia Fed manufacturing index, a decrease in initial claims for jobless benefits, and stronger-than-expected Gross Domestic Product. The Japanese yen was also pulled lower on investor sentiment that future action by the Chinese government regarding further Chinese yuan revaluation was farther away than previously expected.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Long positions in the South African rand and both the Australian and New Zealand dollars (collectively the "Commodity Currencies") versus the U.S. dollar resulted in losses as the Commodity Currencies weakened in response to volatile gold prices. The Australian dollar was pressured lower after the Reserve Bank of Australia kept its overnight interest rate unchanged at 5.50% and caused investor concern for an economic slowdown in Australia.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Additional losses resulted from short positions in European currencies, particularly the euro, Swiss franc, Norwegian krone, and Czech koruna, versus the U.S. dollar as their values moved higher in response to a rise in the Euro-Zone Organization for Economic Cooperation & Development's leading indicator of 106 in August from a July figure of 105.5. European currency values moved higher with the euro, which was boosted by expectations that the European Central Bank might raise interest rates next year.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                  MONTH ENDED                     YTD ENDED
                               OCTOBER 31, 2005               OCTOBER 31, 2005
                               ------------------             ------------------
Currencies                            0.03                          -2.73
Interest Rates                        1.66                           0.95
Stock Indices                        -1.57                           5.03
Energies                             -0.13                           0.57
Metals                                0.35                          -0.08
Agriculturals                        -0.01                          -0.34

   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the global interest rate markets were achieved from short positions in European and U.S. interest rate futures as global fixed income prices moved lower during the month. U.S. fixed-income prices declined amid expectations for higher interest rates from the U.S. Federal Reserve, after officials from the U.S. central bank expressed concerns for rising inflation. European fixed income prices also weakened on the previously mentioned concerns for potential increases in euro-zone interest rates by the European Central Bank that affected the equity markets. Global bond prices continued to weaken in anticipation that Ben Bernanke, a former U.S. Federal Reserve governor and current head of the White House Council of Economic Advisors, would continue the U.S. central bank's recent anti-inflation policies should his nomination for Chairman of the U.S. Federal Reserve be confirmed by the U.S. Senate.

> Within the metals markets, gains were recorded from short futures positions in nickel after prices weakened mid-month in response to a stronger U.S. dollar. Sector gains also stemmed from long futures positions in copper as prices increased during the month on news of consistently strong demand from India, China, and the Middle East.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Smaller gains resulted in the currency markets after the value of the Japanese yen declined to a 25-month low against the U.S. dollar as the potential for higher U.S. interest rates continued to bolster the value of the U.S. dollar against the yen. Also boosting the U.S. dollar was a rebound in the Philadelphia Fed manufacturing index, a decrease in initial claims for jobless benefits, and stronger-than-expected Gross Domestic Product. The Japanese yen was also pulled lower on investor sentiment that future action by the Chinese government regarding further Chinese yuan revaluation was farther away than previously expected. Thus, gains were recorded from short positions in the Japanese yen versus the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Within the global stock indices, long positions in European and U.S. stock index futures resulted in losses as prices decreased. Pulling European stock prices lower was investor concern for increases in euro-zone interest rates after the European Central Bank forecasted that inflation for the 12-nation region could exceed 2% in 2006. U.S. equity prices also declined amid negative market sentiment, economic uncertainties due to the devastating effects of Hurricanes Katrina and Rita, and persistent warnings on U.S. inflation by the U.S. Federal Reserve. This unease about the direction of the United States economy also negatively affected European equity index futures, which fell even further on the release of disappointing corporate earnings, reduced economic growth forecasts for both Germany and the United Kingdom, and concerns regarding the potential spread of the Avian Flu from Asia into the European Union.

> In the energy markets, long futures positions in natural gas experienced losses after prices reversed lower. Early in the month, prices declined after the U.S. Energy Department reported that energy consumption in the past month fell by nearly 3% compared with last year due to high prices and an economic slowdown in parts of the United States affected by Hurricanes Katrina and Rita. Prices continued to decline during the month as supply worries eased on signs of adequate fuel stocks in the United States, the world's largest consumer, and as mild weather eased seasonal heating concerns.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                  MONTH ENDED                     YTD ENDED
                               OCTOBER 31, 2005               OCTOBER 31, 2005
                               ------------------             ------------------
Currencies                            0.49                          -5.58
Interest Rates                        1.05                           0.77
Stock Indices                        -2.46                           1.53
Energies                             -1.29                           1.50
Metals                                0.71                          -0.62
Agriculturals                        -0.12                          -0.92

   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Within the global stock indices, long positions in European, Asian, and U.S. stock index futures resulted in losses as prices decreased. Pulling European stock prices lower was investor concern for increases in euro-zone interest rates after the European Central Bank forecasted that inflation for the 12-nation region could exceed 2% in 2006. Asian equity index futures were negatively affected by weakness in the technology sector. U.S. equity prices also declined amid negative market sentiment, economic uncertainties due to the devastating effects of Hurricanes Katrina and Rita, and persistent warnings on U.S. inflation by the U.S. Federal Reserve. This unease about the direction of the United States economy also negatively affected European and Asian equity index futures, which fell even further on the release of disappointing corporate earnings, reduced economic growth forecasts for both Germany and the United Kingdom, and concerns regarding the potential spread of the Avian Flu from Asia into the European Union.

> In the energy markets, long futures positions in crude oil, its related products, and natural gas experienced losses after prices reversed lower during the month. Early in the month, prices declined after the U.S. Energy Department reported that energy consumption in the past month fell by nearly 3% compared with last year due to high prices, an economic slowdown in parts of the United States affected by Hurricanes Katrina and Rita, and reports that more refineries in the U.S. Gulf region resumed operations at full capacity. Prices continued to decline during the month as supply worries eased on signs of adequate fuel stocks in the United States, the world's largest consumer and mild weather eased seasonal heating concerns.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Losses in the agricultural markets stemmed from long futures positions in cotton and short futures positions in coffee. Cotton prices bounced higher early in the month on tight supply as harvesting activities throughout the U.S. Southeast were interrupted due to lingering damp weather conditions, but then reversed lower towards the end of the month in response to weaker demand. Elsewhere, coffee prices moved without consistent direction amid conflicting news regarding supply and demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the global interest rate markets were achieved from short positions in U.S., European, and Asian interest rate futures as global fixed income prices moved lower during the month. U.S. fixed-income prices declined amid expectations for higher interest rates from the U.S. Federal Reserve, after officials from the U.S. central bank expressed concerns for rising inflation. European fixed income prices also weakened on the previously mentioned concerns for potential increases in euro-zone interest rates by the European Central Bank that affected the equity markets. Prices for Japanese government bonds drifted lower on investor perception that the Bank of Japan would tighten its monetary policy given the confidence in the Japanese economy and signals that indicated a sustained recovery. Global bond prices continued to weaken in anticipation that Ben Bernanke, a former U.S. Federal Reserve governor and current head of the White House Council of Economic Advisors, would continue the U.S. central bank's recent anti-inflation policies should his nomination for Chairman of the U.S. Federal Reserve be confirmed by the U.S. Senate. Additionally, the prices of Japanese interest rate futures were pulled lower on negative investor sentiment caused by the significant decline of the Japanese yen and its boosting effect on exports, which are critical to the health of the Japanese economy.

> Within the metals markets, long futures positions in base metals futures, such as aluminum, copper, and zinc, recorded gains as prices increased during the month on news of consistently strong demand from India, China, and the Middle East.

> In the currency markets, the value of the Japanese yen declined to a 25-month low against the U.S. dollar as the potential for higher U.S. interest rates continued to bolster the value of the U.S. dollar against the yen. Also boosting the U.S. dollar was a rebound in the Philadelphia Fed manufacturing index, a decrease in initial claims for jobless benefits, and stronger-than-expected Gross Domestic Product. The Japanese yen was also pulled lower on investor sentiment that future action by the Chinese government regarding further Chinese yuan appreciation was farther away than previously expected. Thus, gains were recorded from short positions in the Japanese yen versus the U.S. dollar.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                  MONTH ENDED                     YTD ENDED
                               OCTOBER 31, 2005               OCTOBER 31, 2005
                               ------------------             ------------------
Currencies                           -0.81                         -10.86
Interest Rates                        0.41                           0.56
Stock Indices                        -0.52                          -0.30
Energies                             -1.49                           1.13
Metals                                1.53                           1.17
Agriculturals                        -0.07                          -2.49

   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, long futures positions in crude oil, its related products, and natural gas experienced losses after prices reversed sharply lower during the month. Early in the month, prices declined after the U.S. Energy Department reported that energy consumption in the past month fell by nearly 3% compared with last year due to high prices, an economic slowdown in parts of the United States affected by Hurricanes Katrina and Rita, and reports that more refineries in the U.S. Gulf region resumed operations at full capacity. Prices continued to decline during the month as supply worries eased on signs of adequate fuel stocks in the United States, the world's largest consumer and mild weather eased seasonal heating concerns.

> In the currency markets, losses stemmed from short positions in European currencies, particularly the euro and Swiss franc, versus the U.S. dollar as their values moved higher in response to a rise in the Euro-Zone Organization for Economic Cooperation & Development's leading indicator of 106 in August from a July figure of 105.5. European currency values moved higher with the euro, which was boosted by expectations that the European Central Bank might raise interest rates next year. Additional losses resulted from long positions in the Canadian dollar versus the U.S. dollar as the Canadian currency's value declined with falling oil prices and the U.S. dollar's value reversed higher amid the potential for higher U.S. interest rates. Also boosting the U.S. dollar was a rebound in the Philadelphia Fed manufacturing index, a decrease in initial claims for jobless benefits, and stronger-than-

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

   expected Gross Domestic Product. Finally, sector losses were also incurred from long positions in the Australian dollar versus the U.S. dollar as the Australian dollar initially weakened in response to volatile gold prices and fell further after the Reserve Bank of Australia kept its overnight interest rate unchanged at 5.50%, raising concerns for economic growth in Australia.

> Within the global stock indices, long positions in European, Asian, and U.S. stock index futures resulted in losses as prices decreased. Pulling European stock prices lower was investor concern for increases in euro-zone interest rates after the European Central Bank forecasted that inflation for the 12-nation region could exceed 2% in 2006. U.S. equity prices also declined amid negative market sentiment, economic uncertainties due to the devastating effects of Hurricanes Katrina and Rita, and persistent warnings on U.S. inflation by the U.S. Federal Reserve. This unease about the direction of the United States economy also negatively affected European and Asian equity index futures, which fell even further on the release of disappointing corporate earnings, reduced economic growth forecasts for both Germany and the United Kingdom, and concerns regarding the potential spread of the Avian Flu from Asia into the European Union.

> In the agricultural markets, losses were incurred from long futures positions in cocoa as price declined in response to technically-based selling.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the metals markets, long futures positions in base metals, such as zinc, aluminum, and copper, recorded gains as prices increased during the month on news of consistently strong demand from India, China, and the Middle East.

> Gains in the global interest rate markets were achieved from short positions in U.S. interest rate futures as U.S. fixed-income prices declined amid expectations for higher interest rates from the U.S. Federal Reserve, after officials from the U.S. central bank expressed concerns for rising inflation. Global bond prices continued to weaken in anticipation that Ben Bernanke, a former U.S. Federal Reserve governor and current head of the White House Council of Economic Advisors, would continue the U.S. central bank's recent anti-inflation policies should his nomination for Chairman of the U.S. Federal Reserve be confirmed by the U.S. Senate.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                  MONTH ENDED                     YTD ENDED
                               OCTOBER 31, 2005               OCTOBER 31, 2005
                               ------------------             ------------------
Currencies                            2.01                          -3.88
Interest Rates                        1.25                           0.22
Stock Indices                        -3.49                           1.04
Energies                             -2.65                           3.15
Metals                                0.93                           0.64
Agriculturals                        -0.01                          -5.18

   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Within the global stock indices, long positions in U.S., European, and Asian stock index futures resulted in losses as prices decreased. U.S. equity prices declined amid negative market sentiment, economic uncertainties due to the devastating effects of Hurricanes Katrina and Rita, and persistent warnings on U.S. inflation by the U.S. Federal Reserve. Pulling European stock prices lower was investor concern for increases in euro-zone interest rates after the European Central Bank forecasted that inflation for the 12-nation region could exceed 2% in 2006. Asian equity index futures were negatively affected by weakness in the technology sector. Unease about the direction of the United States economy also negatively affected European and Asian equity index futures, which fell even further on the release of disappointing corporate earnings, reduced economic growth forecasts for both Germany and the United Kingdom, and concerns regarding the potential spread of the Avian Flu from Asia into the European Union.

> In the energy markets, long futures positions in crude oil, its related products, and natural gas experienced losses after prices reversed lower during the month. Early in the month, prices declined after the U.S. Energy Department reported that energy consumption in the past month fell by nearly 3% compared with last year due to high prices, an economic slowdown in parts of the United States affected by Hurricanes Katrina and Rita, and reports that more refineries in the U.S. Gulf region resumed operations at full capacity. Prices continued to decline during the month as supply worries eased on signs of adequate fuel stocks in the United States, the world's largest consumer and mild weather eased seasonal heating concerns.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, the value of the Japanese yen declined to a 25-month low against the U.S. dollar as the potential for higher U.S. interest rates continued to bolster the value of the U.S. dollar against the yen. Also boosting the U.S. dollar was a rebound in the Philadelphia Fed manufacturing index, a decrease in initial claims for jobless benefits, and stronger-than-expected Gross Domestic Product. The Japanese yen was also pulled lower on investor sentiment that future action by the Chinese government regarding further Chinese yuan revaluation was farther away than previously expected. Thus, gains were recorded from short positions in the Japanese yen versus the U.S. dollar.

> Gains in the global interest rate markets were achieved from short positions in U.S. and European interest rate futures as global fixed income prices moved lower during the month. U.S. fixed-income prices declined amid expectations for higher interest rates from the U.S. Federal Reserve, after officials from the U.S. central bank expressed concerns for rising inflation. European fixed income prices also weakened on the previously mentioned concerns for potential increases in euro-zone interest rates by the European Central Bank that affected the equity markets. Global bond prices continued to weaken in anticipation that Ben Bernanke, a former U.S. Federal Reserve governor and current head of the White House Council of Economic Advisors, would continue the U.S. central bank's recent anti-inflation policies should his nomination for Chairman of the U.S. Federal Reserve be confirmed by the U.S. Senate.

> Within the metals markets, long futures positions in base metals, such as copper, zinc, and nickel, recorded gains as prices increased during the month on news of consistently strong demand from India, China, and the Middle East.

   The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2005 (UNAUDITED)

                                          MORGAN STANLEY                         MORGAN STANLEY
                                          SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                                  ---------------------------------      ---------------------------------
                                                    PERCENTAGE OF                          PERCENTAGE OF
                                                   OCTOBER 1, 2005                        OCTOBER 1, 2005
                                                      BEGINNING                              BEGINNING
                                    AMOUNT         NET ASSET VALUE         AMOUNT         NET ASSET VALUE
                                    ------         ---------------         ------         ---------------
                                        $                 %                   $                   %

INVESTMENT INCOME
   Interest income (Note 2)          504,899              .23               127,766               .28
                                  ----------             ----            ----------              ----

EXPENSES
   Brokerage fees (Note 2)           857,316              .38               173,123               .38
   Management fees (Note 3)          372,745              .17                47,044               .11
                                  ----------             ----            ----------              ----
      Total Expenses               1,230,061              .55               220,167               .49
                                  ----------             ----            ----------              ----

NET INVESTMENT LOSS                 (725,162)            (.32)              (92,401)             (.21)
                                  ----------             ----            ----------              ----

TRADING RESULTS
Trading profit (loss):
   Realized                               --               --              (145,539)             (.32)
   Net change in unrealized        2,107,884              .94               297,682               .66
                                  ----------             ----            ----------              ----
      Total Trading Results        2,107,884              .94               152,143               .34
                                  ----------             ----            ----------              ----
NET INCOME                         1,382,722              .62                59,742               .13
                                  ==========             ====            ==========              ====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2005 (UNAUDITED)

                                            MORGAN STANLEY                                       MORGAN STANLEY
                                           SPECTRUM CURRENCY                                SPECTRUM GLOBAL BALANCED
                           ------------------------------------------------      ------------------------------------------------
                                                                     PER                                                  PER
                                UNITS              AMOUNT            UNIT             UNITS              AMOUNT           UNIT
                           ---------------      ------------       --------      ---------------      ------------       --------
                                                     $                 $                                   $                $
Net Asset Value,
  October 1, 2005          18,979,710.009       223,647,626          11.78        3,070,205.122        45,162,822         14.71
Net Income                             --         1,382,722            .08                   --            59,742           .02
Redemptions                  (463,526.995)       (5,497,430)         11.86          (83,835.703)       (1,234,900)        14.73
Subscriptions                 116,670.581         1,383,713          11.86           10,119.550           149,061         14.73
                           --------------       -----------                       -------------        ----------
Net Asset Value,
   October 31, 2005        18,632,853.595       220,916,631          11.86        2,996,488.969        44,136,725         14.73
                           ==============       ===========                       =============        ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2005 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY                   MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                ----------------------------      -----------------------------    -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                    PERCENTAGE OF
                                            OCTOBER 1, 2005                    OCTOBER 1, 2005                  OCTOBER 1, 2005
                                               BEGINNING                          BEGINNING                        BEGINNING
                                  AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE        AMOUNT    NET ASSET VALUE
                                ---------- -----------------      ----------- -----------------    ----------- -----------------
                                     $            %                     $            %                   $            %
INVESTMENT INCOME
   Interest income (Note 2)        1,222,908      .22                372,587        .23            1,615,728         .22
                                 -----------    -----             ----------      -----          -----------       -----

EXPENSES
   Brokerage fees (Note 2)         2,760,280      .50                827,384        .50            3,735,323         .50
   Management fees (Note 3)        1,305,837      .23                376,224        .24            1,620,240         .22
                                 -----------    -----             ----------      -----          -----------       -----
      Total Expenses               4,066,117      .73              1,203,608        .74            5,355,563         .72
                                 -----------    -----             ----------      -----          -----------       -----

NET INVESTMENT LOSS               (2,843,209)    (.51)              (831,021)      (.51)          (3,739,835)       (.50)
                                 -----------    -----             ----------      -----          -----------       -----

TRADING RESULTS
Trading profit (loss):
   Realized                      (14,066,099)   (2.55)            (3,894,811)     (2.35)         (30,500,426)      (4.08)
   Net change in unrealized        5,272,018      .95              2,179,655       1.32           16,365,448        2.19
                                 -----------    -----             ----------      -----          -----------       -----
      Total Trading Results       (8,794,081)   (1.60)            (1,715,156)     (1.03)         (14,134,978)      (1.89)
                                 -----------    -----             ----------      -----          -----------       -----
NET LOSS                         (11,637,290)   (2.11)            (2,546,177)     (1.54)         (17,874,813)      (2.39)
                                 ===========    =====             ==========      =====          ===========       =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2005 (UNAUDITED)

                                MORGAN STANLEY                       MORGAN STANLEY                        MORGAN STANLEY
                                SPECTRUM SELECT                    SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                     ------------------------------------  -----------------------------------  -----------------------------------
                                                    PER                                  PER                                  PER
                         UNITS           AMOUNT     UNIT       UNITS          AMOUNT     UNIT       UNITS          AMOUNT     UNIT
                     --------------   -----------  ------  --------------  -----------  ------  --------------  -----------  ------
                                            $         $                          $         $                          $         $
Net Asset Value,
  October 1, 2005    20,528,252.268   552,055,916   26.89  12,646,050.252   165,476,757  13.09  34,026,169.781  747,064,680   21.96
Net Loss                         --   (11,637,290)   (.56)             --    (2,546,177)  (.21)             --  (17,874,813)   (.53)
Redemptions            (536,558.196)  (14,127,577)  26.33    (307,425.679)   (3,959,643) 12.88    (886,750.070) (19,003,054)  21.43
Subscriptions           143,207.683     3,770,659   26.33     100,918.242     1,299,827  12.88     279,417.694    5,987,921   21.43
                     --------------   -----------          --------------   -----------         --------------  -----------
Net Asset Value,
  October 31, 2005   20,134,901.755   530,061,708   26.33  12,439,542.815   160,270,764  12.88  33,418,837.405  716,174,734   21.43
                     ==============   ===========          ==============   ===========         ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Effective July 1, 2005, brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical were reduced from 1/12 of 7.25% (a 7.25% annual rate) to 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by the General Partner before the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
================================================================================
 (CONTINUED)

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR COMPLETE INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017





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